Exhibit 10.36.1

AGREEMENT FOR DOMESTIC AND GLOBAL

RELOCATION SERVICES

This agreement (this “Agreement”) is made as of the 14th day of July, 2008 (the “Effective Date”), between GMAC Global Relocation Services, LLC (“GMAC GRS”), a Delaware limited liability company, having its principal place of business at 2021 Spring Road, Suite 300, Oak Brook, IL 60523 and Talecris Biotherapeutics, Inc. (“Talecris”), having its principal place of business at 79 T.W. Alexander Drive, Research Triangle Park, NC 27513.

WHEREAS, Talecris may, from time to time, transfer persons in connection with the conduct of its business; and

WHEREAS, Talecris desires assistance in connection with the performance of relocation and related services for or on behalf of Talecris and of persons designated by Talecris as being eligible to receive services from GMAC GRS pursuant to this Agreement, including persons employed by Talecris and persons resident in the same household and/or in title to property in which they reside (together, “Employees”); and

WHEREAS, Talecris wishes to retain the services of GMAC GRS to assist Talecris and the Employees in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the parties agree as follows:

1.             Services

Subject to the terms and conditions set forth in this Agreement, Talecris retains GMAC GRS and GMAC GRS agrees to assist Talecris in providing to Talecris and the Employees the services (the “Services”) as described in the Exhibits and/or Schedules attached to this Agreement.

When Talecris desires GMAC GRS to provide Services to an Employee, Talecris shall notify GMAC GRS by telephone (with prompt follow-up confirmation in writing), facsimile, electronic mail or web authorization (an “Initiation”) GMAC GRS shall then provide to the Employee the Services for which the Employee is eligible and which the Employee accepts.

Talecris has engaged GMAC GRS to perform Services as an independent contractor and not as an employee, joint venturer or partner of Talecris. GMAC GRS will perform the Services either directly or by utilizing the assistance of contractors, subject to the terms of this Agreement. Talecris acknowledges that GMAC GRS is not providing, nor is it being engaged to provide tax or legal advice to Talecris or the Employees. Talecris shall consult with its own tax and legal advisors with respect to the consequences of any relocation program or Service furnished by GMAC GRS. In performing the Services, GMAC GRS shall use reasonable efforts to follow generally accepted standards of the relocation industry.

2.             Fee Procedures

A.            Service Fees. In consideration for GMAC GRS providing the Services, Talecris agrees to pay to GMAC GRS the fees (the “Fees”) set forth on the Exhibits and/or Schedules attached to this Agreement. All Fees (excluding Cancellation and Non-Compliance Fees, which will be billed only when and if they become applicable) shall be billed by GMAC GRS to Talecris at Initiation. GMAC GRS shall forward an invoice for Fees for the Services to Talecris monthly and such

GMAC GLOBAL RELOCATION SERVICES/TALECRIS

invoices shall be due and payable within ten (10) days of date of invoice by Talecris. In the event GMAC GRS does not receive payment within ten (10) days of date of an invoice, Talecris shall pay interest on the outstanding balance at the rate of 1.5%, accrued monthly. The parties acknowledge and agree that as a material inducement to establishing the payment terms set forth in this Section A, Talecris shall prepay a deposit to GMAC GRS of one hundred fifty thousand dollars ($150,000) (the “Deposit”). The Deposit shall be comprised of a direct prepayment by Talecris of one hundred thousand dollars ($100,000) and a fifty thousand dollar ($50,000) credit for the Transition Payment (as defined below), which shall be applied as set forth in Section 2.E. below. GMAC GRS shall hold the Deposit for the benefit of Talecris.

Talecris acknowledges that the Fees have been established based on certain underlying assumptions, including, but not limited to, the scope and volume of Services to be provided pursuant to Appendix 11 of GMAC GRS proposal, “U.S. Domestic and Global Relocation Services Fee Schedule”, attached as Exhibit A of this Agreement, volume distribution (e.g. renter v. homeowner), technology requirements and business process requirements. In the event that a material change occurs with regard to any such factors, GMAC GRS reserves the right to reasonably adjust Fees to account for the change, provided 60 days prior written notice of the adjustment is served upon Talecris. Any such Fees adjustment will be subject to Talecris approval and will be set forth on an amended Exhibit A.

B.            Direct Costs. Talecris shall be responsible for the payment for all services rendered, or materials provided, in connection with the Services (or reimbursement of GMAC GRS for its payment for such items), which have been approved by Talecris, and are not subject to a good faith dispute by Talecris, including, but not limited to, costs and expenses incurred in connection with the following: direct home marketing, new home closings, household goods transportation, hotels and rental units, bank charges, Postage/Courier/Wire Services (see attached Schedule 2), security deposits, home search assistance, temporary living arrangements, final move assistance, travel, rental cars, spouse career assistance, inter-cultural training, language training, visa assistance, destination service provider (“DSP”) services and, as applicable, the Home Sale Direct Costs described on Schedule 1 (any or all of the foregoing being referred to as “Direct Costs”). Subject to subsection D. below, Talecris, will either (1) provide funding to GMAC GRS prior to distribution to a third party for a Direct Cost or (2) reimburse GMAC GRS for each disbursement made by it, in which event Talecris shall pay Interest (as defined below) on each such amount, beginning with the date GMAC GRS pays the Direct Cost and ending with the date of receipt of payment by GMAC GRS. GMAC GRS shall forward to Talecris an invoice for each Direct Cost, weekly, and such invoices shall be due and payable within ten (10)days after receipt of the invoices by Talecris. In the event GMAC GRS does not receive payment within ten (10)days of date of an invoice, Talecris shall pay additional late payment interest on the outstanding balance at the rate of 1.5%, accrued monthly.

C.            “Interest” shall be computed on a per diem basis based on a 360-day year at the commercial prime rate (or its equivalent) as published in the Wall Street Journal (determined as the average of the daily rates in effect during the applicable month). GMAC GRS reserves the right to adjust the interest rate in response to central bank rate changes or changes to GMAC GRS cost of funds, upon thirty (30) days prior written notice to Talecris.

D.            Funding of any Direct Costs and Equity (as defined on Schedule 1, if applicable) by GMAC GRS will be contingent upon receipt, review and acceptance of Talecris’ financial statements and credit references, and may be suspended (with Talecris being required to self-fund) immediately upon notice from GMAC GRS, if, in GMAC GRS’ sole judgment, Talecris’ financial condition has deteriorated during the term of this Agreement.

E.             In consideration of the expenses to be incurred by Talecris in transitioning files to GMAC GRS, GMAC GRS shall make a one-time payment (the “Transition Payment”) to Talecris in the amount of $50,000. Such Transition Payment shall be paid directly into the Deposit (as described in Section 2.E.), on or before the date GMAC GRS receives prepayment from Talecris of $100,000 for the remainder of the Deposit.

F.             GMAC GRS will immediately refund and pay to Talecris the full Deposit should this Agreement be terminated for any reason other than by Talecris, within eighteen (18) months following the Effective Date, except due to material default or material breach by GMAC GRS. If Talecris terminates this Agreement within eighteen (18) months following the Effective Date, except due to material default or material breach by GMAC GRS, GMAC shall immediately refund and pay to Talecris the Deposit minus the Transition Payment.

3.             Term

This Agreement shall be effective as of the Effective Date and shall continue for a period of three years. Thereafter, this Agreement shall renew automatically for additional one-year periods unless earlier terminated as set forth herein. The parties may terminate this Agreement in accordance with A, B, or C below.

Notwithstanding the above, this Agreement may be terminated, as follows:

A.            by either party, provided 90-days prior written notice is served upon the other party;

B.            by either party, for a breach of this Agreement by the other party, provided 30-days prior written notice of the breach is served upon the breaching party and the breaching party fails to cure the breach within that 30-day period;

C.            by Talecris, upon written notice to GMAC GRS (which shall be effective immediately, unless otherwise indicated), in the event GMAC GRS should: (i) admit, in writing, its inability to pay its debts as they become due, (ii) file a petition in bankruptcy or take similar action, (iii) allow a petition in bankruptcy (or similar action) against it to remain outstanding for a period in excess of 14 days.

Upon termination of this Agreement, Talecris shall not make, and GMAC GRS shall not accept, any further Initiations; however, at Talecris’ option, any transactions then in progress will be completed by GMAC GRS upon commercially reasonable terms. Talecris shall compensate GMAC GRS with respect to all transactions in progress on the date of termination and compensate GMAC GRS through completion of the transactions. The quality and level of performance by GMAC GRS shall not be degraded following notice of termination by either party. All rights and obligations of the parties with respect to such transactions which are existing at the time of termination shall survive termination of this Agreement.

4.             Additional Understandings

A.            Talecris agrees to use commercially reasonable efforts internally to encourage Employees to utilize the programs made available by GMAC GRS pursuant to this Agreement and to distribute to Employees pertinent information regarding the availability and utility of the programs offered by GMAC GRS.

B.            Talecris acknowledges that the Services may be performed by telephone, electronic mail (email), as well as in person. GMAC GRS may subcontract the performance of various component Services contemplated by this Agreement; provided, however, that GMAC GRS shall neither subcontract nor delegate its role as primary Service provider under this Agreement. GMAC GRS shall use reasonable efforts to keep in communication with each Employee to whom Services are provided and supervise the performance of Services by contractors furnished by it, and shall notify Talecris if communications are unsuccessful. Without limiting the generality of the foregoing, GMAC GRS agrees to the terms of the Service Level Agreement (“SLA”) attached hereto as Exhibit B. GMAC GRS shall supervise the performance of the Services by any subcontractor or service-provider, and shall have control of the manner and means by which such Services are performed, subject to compliance with this Agreement, each applicable Initiation, written directions, or other items approved by Talecris. GMAC GRS shall assume all liabilities or obligations imposed by any one or more of such laws with respect to employees of GMAC GRS and its subcontractors in their performance of this Agreement.

C.            GMAC GRS shall deal with the Talecris and the Employees in good faith and with fair dealing, applying high ethical standards, in a manner reflecting favorably on both Talecris’ and GMAC GRS’ businesses. GMAC GRS shall exercise reasonable efforts to ensure proper performance and coordination of contractors’ services in conformity with generally accepted industry standards. GMAC GRS shall maintain adequate professional offices and staff for such purposes and shall maintain records in accordance with generally accepted accounting principles, consistently applied, for not less than seven (7) years after the Service has been provided, or longer if required by applicable law. GMAC GRS shall use reasonable efforts to resolve Talecris’s requests, inquiries and complaints.

D.            Talecris shall deal with GMAC GRS and its contractors in good faith and with fair dealing, in a manner reflecting favorably on both Talecris’s and GMAC GRS’ businesses. Talecris shall make its requests for Services in a timely and complete manner and shall provide GMAC GRS all information necessary to permit GMAC GRS to perform its obligations under this Agreement. Talecris shall cooperate reasonably with GMAC GRS and its contractors to promote and effect the intent of this Agreement and shall comply with all laws and regulations relating to employment benefits (as they may affect the performance of GMAC GRS of its obligations under this Agreement).

E.             Talecris may, upon reasonable notice and at Talecris’s sole expense, have access during regular business hours at GMAC GRS’ designated office, to GMAC GRS’ relevant files for inspection or audit.

F.             GMAC GRS, at GMAC GRS’ own expense, shall obtain insurance with carriers acceptable to Talecris in at least the amounts shown below, and shall submit to Talecris thirty (30) days after commencement of the Services under this Master Agreement, certificates of insurance evidencing that such insurance was obtained. All certificates of insurance shall state that thirty (30) days advance notice will be given by registered mail to Talecris of cancellation, expiration, reduction, or modification in amounts of coverage. All insurance policies maintained shall name, Talecris Biotherapeutics Holdings Corp. and applicable Talecris subsidiary companies as an “Additional Insured” on a primary basis and non-contributory with respect to any insurance or self-insurance maintained by GMAC GRS and any other valid insurance existing for Talecris’ benefit shall be excess of such primary insurance. GMAC GRS shall obtain a waiver of its insurer’s right of subrogation against Talecris. GMAC GRS shall maintain insurance in force during the term of this Master Agreement and for one (1) year thereafter. GMAC GRS shall be financially responsible for all deductibles or self-insured retentions. It is expressly understood that Talecris does not, in any way, represent that the types of minimum limits of insurance specified are sufficient or adequate to protect GMAC GRS’ interests or liability. GMAC GRS shall maintain comprehensive public liability insurance in the minimum amount of $2,000,000 and property damage insurance in the minimum amount of $2,000,000 (but excluding property damage incurred during household goods moves, which shall be as provided by the household goods mover), as well as other insurance maintained by prudent business people in the relocation industry, all covering foreseeable losses in connection with the performance of the Services; a certificate of such insurance shall be provided to Talecris, upon Talecris’s request. GMAC GRS shall maintain auto liability insurance in the minimum amount of $1,000,000 combined single limit. GMAC GRS shall maintain workers compensation insurance at statutorily required levels including Employers Liability coverage in the minimum amount of $1,000,000. It is the responsibility of GMAC GRS, to require its subcontracting logistics providers, if applicable, to maintain the same minimum levels of liability insurance as GMAC GRS.

G.            GMAC GRS may refer an Employee to various independent providers of services (such as real estate brokers or, in the case of an international transfer, to a DSP) and GMAC GRS may become entitled to receive a fee in connection with such referral. Any referral or similar fee paid to GMAC GRS by the party to which an Employee is referred shall be the sole property of GMAC GRS and neither Talecris nor Employee shall have any right, title or interest to any portion of that referral or similar fee. GMAC GRS shall comply with all applicable laws and regulations with respect to any referral or similar fees paid to or by GMAC GRS in connection with this Agreement and any Services provided hereunder.

H.            For purposes of this subsection H, the following definitions will apply:

(1)           “Talecris Parties” shall mean, individually and collectively, Talecris, its officers, directors, employees (including Employees), potential employees, agents and representatives, and their respective successors and assigns, individually and collectively;

(2)           “Losses” shall mean, individually and collectively, losses, liabilities, claims, suits, causes of action, demands, judgments, settlement costs, damages of any kind or nature, costs and expenses, including without limitation, reasonable legal fees;

(3)           “GMAC GRS Parties” shall mean, individually and collectively, GMAC GRS, its officers, directors, employees, agents, representatives and subcontractors, and their respective successors and assigns;

GMAC GRS shall indemnify, defend and hold harmless Talecris Parties from and against any Losses, arising out of, or connected with (i) the violation or alleged violation of any law, ordinance, regulation, decree or the rights of third-parties by reason of performance or nonperformance of the Services by GMAC GRS Parties (whether directly or by third parties appointed by GMAC GRS) or of any GMAC GRS Parties’ obligations under any agreement entered into in furtherance of the provisions of this Agreement; (ii) breach of, or failure to perform, any term, condition, covenant, agreement, representation or warranty of GMAC GRS in this Agreement; and (iii) the negligent acts or omissions or misrepresentations of any of the GMAC GRS Parties. Talecris agrees to indemnify, defend and hold harmless the GMAC GRS Parties from and against any Losses arising out of, or connected with (i) the violation or alleged violation of any law, ordinance, regulation, decree or the rights of third parties by reason of performance or nonperformance by Talecris Parties of Talecris’s obligations under this Agreement or of any Talecris Parties’ obligations under any agreement entered into in furtherance of the provisions of this Agreement; (ii) breach of, or failure to perform, any term, condition, covenant, agreement, representation or warranty of Talecris in this Agreement; and (iii) the negligent acts or omissions or misrepresentations of any of Talecris Parties. Except in connection with damages arising from a breach by a party hereunder of Section 4(J) (“Confidentiality/Privacy”), in no event shall either party be liable to the other for consequential damages, even if notice of such consequential damages has been given. The respective rights and obligations of the parties hereunder shall survive the termination or expiration of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

I.              If, during the course of this Agreement, any of Talecris Parties appear on or are members of any organization that appears on any government list, including, but not limited to, the Control List prepared by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury, then GMAC GRS may take all measures authorized under applicable law and may, by giving written notice thereof to Talecris, terminate this Agreement upon the date specified in the notice, which date may be the date of the notice.

J.             Confidentiality/Privacy:

(a) Any information and documents that are furnished, whether intentionally or unintentionally, by one party to the other, whether or not related to the Services and unless otherwise excepted in this Agreement, are proprietary, subject to the provisions of this Section and are defined as “Confidential Information.” Confidential Information shall include, without limitation: the provisions of this Agreement; information concerning current, future or proposed products and services (and their descriptions); financial information; information related to mergers or acquisitions; passwords and security procedures; computer programs, software and software documentation; lists or names of (or other information relating to) clients, customers or employees (including Employees) and/or prospective clients or customers; personal information about Employees; records; policies, practices, procedures, technical specifications and operating manuals; and all information, data or materials relating to the business, trade secrets and technology of either party, its clients, customers or employees, business affairs, affiliates (and its parents’ affiliates) and subsidiaries. For the purposes of this Agreement, any personal information or otherwise sensitive or proprietary information provided by Talecris or by its Employees shall be deemed the Confidential Information of Talecris. Neither party shall have the right to use the name of the other party, or any variant of that name, in its advertising or marketing or in any document prepared by it, or on its behalf or at its direction, unless prior written authorization is received from the other party or such use is specifically permitted by this Agreement (notwithstanding the above, either party may indicate that an Agreement has been executed by the parties, without disclosing the details of this Agreement).

(b) Each Party shall, with respect to Confidential Information of the other party: (i) maintain the Confidential Information in confidence within a secure system for its storage and handling; (ii) restrict disclosure to persons who “need to know”, in order to perform under this Agreement, (iii) restrict disclosure to any third party, without prior written approval of the other party, and (iv) inform third-parties of the confidential nature of the Confidential Information and obtain their agreement to abide by the obligations set forth in this Agreement.

(c) The provisions of this Agreement shall not apply to Confidential Information that is (i) made public by the party having the right to keep the Confidential Information confidential, (ii) rightfully becomes generally available to the public, (iii) received from a third-party having the legal right to disclose the Confidential Information free of any obligation of confidence. In the event that either party becomes legally compelled to disclose any Confidential Information of the other party, such party shall provide the other party with prompt prior notice, so that the party having the right to keep such Confidential Information confidential shall have reasonable time to seek a protective order or other appropriate remedy.

(d) Each party acknowledges that a breach or threatened breach of any of the provisions of this Section by the other party may result in immediate and irreparable harm and that any remedies at law in such event may be inadequate. A breach, or threatened breach, of this Section by one party shall entitle the non-breaching party to suspend this Agreement immediately, shall be grounds for termination by the non-breaching party, and shall entitle the non-breaching party to seek injunctive relief to restrain the breach or threatened breach in any court with jurisdiction over such matters; these rights shall be in addition to, and not in lieu of, any other remedies at law or in equity.

(e) Upon termination of this Agreement, all copies of the Confidential Information (including all electronic imaging of the Confidential Information) will either be destroyed or returned to the requesting party immediately upon such party’s request and at such party’s cost of shipment, provided, however, that GMAC GRS may retain any information necessary for tax and audit purposes. Each party agrees that it will not retain any copy, summary or extract of the Confidential Information or any related work papers on any storage medium. Upon request, each party will provide a certification from an appropriate officer that the requirements of this subsection have been satisfied.

(f) The provisions of the Section shall survive the termination of this Agreement for a period of ten (10) years, and shall survive in perpetuity (to the extent permitted by law) in cases where Confidential Information consists of personally identifiable information of Employees.

K.            Transfer of Personal Data outside of the European Union.

The parties acknowledge that the Data Protection Requirements pursuant to Directive 95/46/EC of the European Parliament may apply from time to time with regard to personal information of certain Employees and other individuals in their households for whom Services will be rendered. As such information is likely to be required to be supplied to GMAC GRS or any relevant third party Supplier under the provisions of this Agreement, Talecris warrants and represents that it will where necessary obtain in advance the express prior written consent of the relevant data subject to the said transfer and use of such data or information, including specifically, any transfer and use of such data or information outside of the European Union, as may be appropriate under the terms of this Agreement or reasonably required by GMAC GRS from time to time and Talecris shall indemnify GMAC GRS against any liability, cost or expense incurred by GMAC GRS due to the failure by Talecris to so obtain such consent.

5.             Compliance with Law

GMAC GRS agrees, in the performance of the Services, to maintain in effect all licenses required for the performance of the Services, to comply with all laws (governmental and/or industrial), statutes, rules and regulations applicable to the Services and to provide the Services without regard to any person’s age, race, color, religion, sex or sexual preference, marital status, disability or national origin. GMAC GRS shall comply with the Fair Labor Standards Act. Talecris is an equal opportunity employer and is a United States government contractor. Therefore, this Agreement is subject to certain rules and regulations imposed upon Federal government contractors and subcontractors. Unless this Agreement is exempt by regulations issued by the Secretary of Labor, GMAC GRS acknowledges that this Agreement incorporates by reference the contract clauses required by law regarding equal employment opportunity and affirmative action contained in 41 CFR 60-1 (Executive Order 11246), 41 CFR 60-250.4 (Vietnam Era Veterans Readjustment and Assistance Act), and 41 CFR 60-741.5 (Rehabilitation Act), and all other laws enforced by the U.S. Equal Employment Opportunity Commission.

6.             Assignment

Neither party shall have the right to assign this Agreement (or its rights and obligations under this Agreement) to a third party, except that: (a) this prohibition shall not prevent GMAC GRS from contracting services to third-parties, as provided elsewhere in this Agreement, and (b) either party may assign this Agreement to its parent or subsidiary, provided that such assignment shall not terminate its obligations to the other party. Talecris may assign all of its rights or delegate its duties, by written notice to GMAC GRS, to a successor or transferee (whether by merger, consolidation, purchase or otherwise) of either all or substantially all of the assets of Talecris or any part of the business to which it pertains, provided that no such assignment shall relieve Talecris of its obligations hereunder.

7.             Marketing/Public Relations

Each party agrees that it will not at any time use the name, insignia, symbol, logo or other identifying information of the other party hereto orally, in writing or in electronic format in any advertising, press release, promotional materials or otherwise without the prior written consent of such other party, except as required by Law.

8.             No Third Party Beneficiaries

No Employee, person or entity, except the parties to this Agreement, shall have any rights under this Agreement. This Agreement is not intended, nor shall it be construed, to create any rights in any person or entity, other than Talecris (including its subsidiaries receiving the Services) and GMAC GRS.

9.             Notices

By GMAC GRS. Any notice required or permitted under this Agreement by GMAC GRS shall be given to Talecris in writing (i) by (A) delivery in hand or by postage prepaid, United States first class mail with proof of mailing, and (B) registered or certified mail, return receipt requested, or (ii) by recognized national overnight courier service to the Official Correspondent at the address specified above, or at such other address as the Official Correspondent may specify in writing, with a copy to:

Legal Department

Talecris Biotherapeutics, Inc

79 T.W. Alexander Drive

4101 Research Commons

P.O. Box 110526

Research Triangle Park, NC 27709

Attn: General Counsel

By Talecris. Any notice required or permitted under this Agreement by Talecris shall be given to GMAC GRS in writing (i) by (A) delivery in hand or by postage prepaid, United States first class mail with proof of mailing, and (B) registered or certified mail, return receipt requested, or (ii) by recognized national overnight courier service to the Official Correspondent at the address specified above, or at such other address as the Official Correspondent may specify in writing, with a copy to:

Legal Department

GMAC GRS

465 South Street, 2nd Floor

Morristown, NJ 07960

In addition, in the event that correspondence with other personnel of Talecris becomes necessary, copies of such correspondence shall be sent to the Official Correspondent so that the Official Correspondent may keep a complete file.

10.           Waiver

Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach. All waivers by either party hereto must be contained in writing signed by the party to be charged and, in the case of Talecris, by an executive officer of Talecris or other person duly authorized by Talecris. No payment made by Talecris shall be considered as acceptance of satisfactory performance of GMAC GRS’ obligations hereunder. Nor shall any payment be construed as acceptance of substandard or careless performance or as relieving GMAC GRS from its duties hereunder.

11.           Entire Agreement; Changes

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior oral or written understandings between the parties. Except as otherwise provided in this Agreement, this Agreement may not be terminated, changed, modified or amended orally, but only by an instrument, in writing, duly executed by both parties. In the event of any inconsistency or conflicts between provisions of this Agreement and any document issued under this Agreement, the inconsistency shall be resolved by giving precedence in the following order: (i) this Agreement; (ii) Exhibits to the Agreement, including GMAC GRS proposals and quotes. Notwithstanding the foregoing, a provision in an Exhibit or amendment hereto will supersede this Agreement, solely with respect to the subject matter of such Exhibit or amendment, if it specifically and expressly states the intent of the parties to supersede this Agreement.

12.           Attorneys’ Fees

In the event of any litigation or arbitration between the parties, the prevailing party shall be entitled to seek and obtain payment of all reasonable out-of-pocket, third-party costs incurred by such party in such dispute, including, but not limited to, court or arbitration costs and reasonable attorneys’ fees; provided, however, that such amount shall not exceed the total amount subject to dispute between the parties.

13.           Subsidiaries and Affiliates

If Talecris directs GMAC GRS to provide Services to any of Talecris’ subsidiaries or affiliates, GMAC GRS shall provide such Services and Talecris guarantees the payments due GMAC GRS under the provisions of this Agreement should any subsidiary or affiliate be unwilling or unable to pay GMAC GRS.

14.           Arbitration

In the event of a dispute between Talecris and GMAC GRS arising from this Agreement or from actions taken in furtherance of this Agreement, the reasonable amount of which does not exceed $250,000, such dispute shall be submitted for arbitration to the American Arbitration Association, in accordance with its commercial arbitration rules then in effect (unless otherwise agreed, the arbitration shall be conducted in the State of Illinois if initiated by Talecris, and in the State of North Carolina if initiated by GMAC GRS).

15.           Captions

The captions in this Agreement are included for convenience of reference only and shall not be interpreted to affect the substance of the provisions of this Agreement.

16.           Severability

If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

17.           Governing Law

This Agreement shall be governed by the laws of the State of North Carolina, without regard to conflicts of laws principles, and the parties hereby submit to the exclusive jurisdiction of the North Carolina courts, both state and federal.

18.           Liability

Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN CONTRACT OR IN TORT FOR INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RESULTING FROM PERFORMANCE HEREUNDER, EXCEPT TO THE EXTENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH PARTY, ITS EMPLOYEES, AGENTS, REPRESENTATIVES OR SUBCONTRACTORS.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized officer as of the Effective Date.

Talecris Biotherapeutics Inc.		GMAC Global Relocation Services, LLC

By:	/s/ Lawrence D. Stern	By:	/s/ Richard E. Schwartz
Name:	Lawrence D. Stern	Name:	Richard E. Schwartz
Title:	Chairman & CEO	Title:	President & CEO
Date:	7/18/08	Date:	7/22/08

APPROVED AS TO LEGAL FORM TALECRIS BIOTHERAPEUTICS LAW DEPT

Confidential

07/18/2008

SCHEDULE I

DOMESTIC HOME SALE ASSISTANCE

GUARANTEED BUYOUT OPTION

AMENDED VALUE OPTION

BUYER VALUE OPTION

Section 1. Listing Agreements

Talecris shall provide Employee with appropriate literature supplied or approved by GMAC GRS describing the Services and shall inform Employee that, if Employee enters into a listing agreement with a real estate broker to sell Employee’s Property (as defined in the paragraph entitled Definitions), Employee must provide in the listing agreement with the broker that no commission shall be due or payable as a result of a sale of the Property to GMAC GRS. Employee shall be instructed to insert into any listing agreement the following clause:

“Notwithstanding any other provision of this listing agreement and regardless of whether or not an offer has been, or will be, presented by a ready, willing and able buyer:

1)             No commission or compensation shall be earned by, or be due and payable to, Broker until the sale of the property has been consummated between seller and buyer, the deed delivered to the buyer and the entire purchase price delivered to seller; and

2)             Seller reserves the right to sell the property to GMAC Global Relocation Services, LLC. (“GMAC GRS”) or its designee (a “Named Prospective Purchaser”) at any time. Upon the execution by a Named Prospective Purchaser and seller of an agreement of sale with respect to the property, this listing agreement shall immediately terminate without obligation on the part of seller, GMAC GRS or any Named Prospective Purchaser to either pay a commission or to continue this listing agreement.

3)             If, in seller’s opinion, Broker does not cooperate with a marketing assistance person designated by seller’s employer, seller shall have the right to terminate this listing agreement upon 3-days written notice to Broker.”

Section 2. Acquisition Procedures

(a) Appraisals; Determination of Appraised Value.

Upon Initiation, and only if and to the extent that Talecris’s policy allows, GMAC GRS will, for the purpose of establishing current market value, obtain written appraisals of the value of the Property from 2 independent, qualified real estate appraisers, who will be selected by GMAC GRS (if independent, qualified real estate appraisers are not available, broker-price-opinions shall be obtained from two (2) real estate brokers selected by GMAC GRS). Unless Talecris policy states otherwise, if the lower appraisal value is at least 95% of the higher appraisal value, the appraised value of the Property shall be the value determined by averaging the two appraisal values. If, however, the difference between the two appraisal values is more than 5% of the higher appraisal value, GMAC GRS will select a third appraiser and the two closest appraisal values shall be averaged to determine the appraised value. GMAC GRS may, within its reasonable discretion, disregard any appraisal with a valuation which it considers to be unsupportable. The appraised value established by the above method is referred to as the “Appraised Value.”

(b) Property Condition Disclosure Statement.

Promptly after the Initiation, GMAC GRS shall furnish Employee with a Property Condition Disclosure (the “Disclosure Statement”). GMAC GRS shall Instruct Employee to complete and return the Disclosure Statement to GMAC GRS within 10 days after receipt. Unless otherwise instructed by Talecris, GMAC GRS will not make an offer to an Employee until after it has received and reviewed the completed Disclosure Statement.

(c) Title Searches, Inspections, Broker-Market Analysis.

GMAC GRS shall arrange to obtain a title search and title report with respect to the Property, one or more broker market analysis and such inspections of, and reports regarding, the Property as GMAC GRS shall determine, in its discretion, are advisable in connection with the purchase and resale of the Property, including, but not limited to, structural inspections, termite inspections, inspections and tests regarding the presence of hazardous and potentially hazardous substances, as well as mortgage condition, tax, judgment and litigation reports. The results of any physical inspection of the Property and any information disclosed to GMAC GRS or to Talecris in the Disclosure Statement will be disclosed to prospective purchasers of the Property.

Section 3. Offer to Purchase

(a) Guaranteed Buyout Option.

Upon determination of the Appraised Value of the Property and after receiving the results of any inspections and disclosure documents that GMAC GRS deems advisable, including the Disclosure Statement, GMAC GRS shall offer to purchase the Property from Employee at the Appraised Value (as the same may be adjusted to reflect information contained in the inspections and reports obtained by GMAC GRS), by forwarding to Employee a contract of sale in the form attached hereto as Exhibit C (the “Contract of Sale”). The amount of such offer (or the amended amount of such offer, as provided below) shall be referred to as the “Purchase Price”. Employee may accept GMAC GRS’ offer at any time prior to the expiration of the Offer Period (as defined in the paragraph entitled Definitions) by signing the Contract of Sale and returning it to GMAC GRS, together with all other documents required by GMAC GRS. After Employee has returned to GMAC GRS the signed Contract of Sale and all other documents required by GMAC GRS and, provided no changes have been made to the Contract of Sale or other documents, GMAC GRS will sign the Contract of Sale and, thereafter, provided all the terms and conditions of the Contract of Sale have been met, purchase the Property in accordance with the terms of the Contract of Sale. Such transaction, as described in this paragraph, is referred to as the Guaranteed Buyout Option. If Employee fails, for any reason, to execute the Contract of Sale in the form presented by GMAC GRS, within the Offer Period, GMAC GRS’ offer to purchase the Property shall automatically terminate at the end of the Offer Period.

(I) Amended Value Option.

If Talecris’s policies so permit and if, prior to accepting the Contract of Sale, Employee receives from a prospective buyer (the “Buyer”) a bona fide acceptable written offer to purchase or a proposed agreement to sell/purchase (the latter, a “Proposed Sale Agreement”) (either the written offer or the Proposed Sale Agreement is referred to as the “Buyers Offer”) with respect to the Property (which does not contain any material unusual terms or conditions and which is not contingent upon the sale of any property presently owned by the Buyer or upon financing provided by Employee), at a price and upon such terms and conditions as would result in a net cash return (as determined below) to Employee greater than that provided by the Purchase Price and Employee has not signed the Proposed Sale Agreement or accepted a down payment or deposit with respect to such written offer, then GMAC GRS will amend the Purchase Price to an amount equal to the Buyer’s Offer, less the adjustments provided in the next sentence. In determining whether the purchase price proposed in the Buyer’s Offer will provide Employee with a net cash return greater than the Purchase Price, the gross cash return to Employee based on the purchase price proposed in the Buyer’s Offer will be reduced to take into account the differences between the terms and conditions of the Contract of Sale and the terms and conditions of the Buyer’s Offer, including, but not limited to, the following:

(i)	estimated mortgage discount points that Employee would be required to pay;
(ii)	any real estate brokerage commission in excess of local custom that Employee would be required to pay;
(iii)	other expenses that Employee would be required to pay, such as the cost of repairs or improvements;
(iv)	estimated closing costs which are typically paid by a buyer under local custom, but which Employee would be obligated to pay; and
(v)	other monetary concessions required of Employee.

These amounts will then be deducted from the amount of the purchase price proposed in the Buyer’s Offer and the net amount will be the Amended Value.

As a condition to agreeing to change the Purchase Price in the Contract of Sale to the Amended Value, GMAC GRS shall have the right to reasonably satisfy itself that the Buyer has received or is likely to receive adequate financing to make the purchase at the offered price and that the proposed Sale Agreement provides for a fixed purchase price, contains terms substantially consistent with the terms of the Contract of Sale, does not depend on the satisfaction of any contingency (other than financing) and is otherwise satisfactory to GMAC GRS.

Upon the fulfillment of such conditions, GMAC GRS shall advise Employee that GMAC GRS is willing to change the Purchase Price in the Contract of Sale to the Amended Value. If the Amended Value is acceptable to Employee, Employee shall promptly give GMAC GRS telephone notice of Employee’s intention to amend the Purchase Price in the Contract of Sale. Employee shall then cross out the Purchase Price in the Contract of Sale, write in the Amended Value, initial the change, sign the Contract of Sale and return it to GMAC GRS, together with the written offer or Proposed Sale Agreement (as to the latter, GMAC GRS shall be designated as the seller) and all other documents required under the Contract of Sale. If GMAC GRS does not receive the executed amended Contract of Sale within five (5) business days after oral acceptance by Employee, GMAC GRS’ offer to amend the Purchase Price will expire. If the executed amended Contract of Sale is so received by GMAC GRS, GMAC GRS shall execute the Contract of Sale and forward a copy to Employee (the date of such execution is referred to as the “Acceptance Date”).

The Equity (as defined in the paragraph entitled Definitions) payable to Employee shall be based on the Amended Value.

(b) Buyer Value Option.

If, under Talecris’s relocation policy, no Guaranteed Buyout Option is contemplated or if, prior to receiving GMAC GRS’ offer to purchase the Property (in the form of a proposed Contract of Sale), Employee receives from a Buyer an Offer (as defined above) to purchase the Property, Employee may advise GMAC GRS that Employee has received an Offer and, if Employee has not signed a Sale Agreement or accepted a down payment or deposit with respect to an offer; (i) GMAC GRS shall terminate the appraisal process, if one had been commenced in accordance with Section 2(a), above: (ii) the Buyer’s Offer will be treated as an offer to purchase the Property at an Amended Value; (iii) the Buyer and the Buyer’s Offer will be subject to the same conditions regarding contingencies and acceptance as with Amended Value Offers, as set forth in Section 3(a)(l), above; (iv) the Equity payable to Employee will be subject to the same adjustments as with Amended Value Offers, as set forth in Section 3(a)(l), above; and (v) GMAC GRS and Talecris will, for all purposes, treat the transaction as an Amended Value Sale, the relevant procedures set forth in Section 3(a)(l), above, shall apply and GMAC GRS shall charge Talecris the fees and charges in accordance with Exhibit A and shall bill Talecris in the manner in which an Amended Value Sale is billed.

(c) Acceptance of Offer from Buyer by Employee/Cancellation Fee.

If an Employee accepts an Offer from a Buyer (through the execution of a Sale Agreement with a Buyer or the acceptance of a deposit with respect to an offer from a Buyer or otherwise), GMAC GRS shall have no obligation thereafter to purchase, or participate in the transfer of, the Property, unless: (i) Talecris requests, in writing, GMAC GRS to do so, and (ii) Employee assigns to GMAC GRS the Sale Agreement or Employee’s interest in the deposit (as applicable) and executes the documentation requested by GMAC GRS to permit GMAC GRS to complete the transaction. In the event the conditions set forth in subparagraphs (i) and (ii), above, are met, Talecris acknowledges that the payment by it of certain expenses related to the sale (including the broker’s commission) may be considered income to Employee and agrees to reimburse GMAC GRS for any additional expenses incurred by GMAC GRS as a result thereof; if the conditions set forth in subparagraphs (i) and (ii), above, are not met, Talecris shall pay to GMAC GRS a Cancellation Fee of $300.

Section 4. Special Procedures for Special Properties

After the appraisals and inspections have been completed and before any offer is made to Employee or as soon thereafter as GMAC GRS can reasonably do so, GMAC GRS will notify Talecris if a Special Property (as defined in the paragraph entitled Definitions) has been identified. Talecris may then request that GMAC GRS acquire the Special Property, in which event GMAC GRS will review with Talecris any special procedures that GMAC GRS will follow in connection with such Special Property. GMAC GRS reserves the right, in its sole discretion, not to acquire any Special Property. If GMAC GRS elects to purchase a Special Property, except as otherwise agreed by the parties, all references in this Agreement to a Property shall be deemed to include such Special Property.

Section 5. Payment and Funding of Equity

(a) Promptly after the Acceptance Date (except as provided below), provided Employee has signed and delivered to GMAC GRS all documents and information required by GMAC GRS, including, but not limited to, a deed for the Property in form acceptable to GMAC GRS, GMAC GRS will pay to Employee the Equity. Notwithstanding the above, if the Acceptance Date occurs prior to the date that Employee vacates the Property and delivers possession, in accordance with the Contract of Sale (the “Vacate Date”), GMAC GRS shall deduct from the Equity, and shall retain, a reserve in an amount equal to 5% of the Purchase Price (the “Reserve”); the Reserve will be held by GMAC GRS until after the Vacate Date, whereupon GMAC GRS shall promptly pay to Employee the Reserve and any other unpaid portion of the Equity, less any amounts necessary to place the Property in the condition warranted by Employee in the Contract of Sale. Employee shall vacate the Property on or before the estimated Vacate Date as provided in the Contract of Sale, unless GMAC GRS and Talecris agree, in writing, to a later date. If Employee vacates the Property on a date other than the estimated Vacate Date, GMAC GRS shall adjust the Equity to reflect pro-rations through the actual date that Employee vacates. If Employee vacates the Property after the estimated Vacate Date or if Equity is calculated (and paid to Employee) crediting Employee with funds which are expected to be paid to GMAC GRS at the time that the Property is sold to a third-party, e.g., property escrow reserves held by Employee’s mortgage lender, and such funds are not paid to GMAC GRS, e.g., the lender pays the escrow reserves to Employee, GMAC GRS shall seek to collect such funds from Employee and shall charge Employee directly for the additional costs incurred or accrued by GMAC GRS as the result of the delay in securing such funds (in the event Employee fails to pay such funds and charges, Talecris shall pay such funds and charges to GMAC GRS).

Whenever Employee receives any portion of the Equity after the Acceptance Date, but prior to the Vacate Date, such payment shall be referred to as an “Equity Advance”.

(b) If Employee has “Negative Equity” (defined as a condition in which the Appraised Value or Buyer’s Offer is less than the liens and encumbrances on the Property), GMAC GRS shall send to Employee a closing statement and Employee shall pay to GMAC GRS the Negative Equity in accordance with the Contract of Sale (in the event Employee fails to pay the Negative Equity, Talecris shall have the option of making such payment or canceling such transaction, and in the case of a cancellation, Talecris will be subject to a cancellation fee.

(c) If so requested, in writing, by Talecris prior to the Acceptance Date, GMAC GRS, within its discretion, may grant a loan (an “Equity Loan”) to an Employee, in an amount as indicated by Talecris, which shall be evidenced by a promissory note executed by Employee, but not secured by a mortgage on the Property or by delivery of the deed to the Property. Talecris shall reimburse GMAC GRS for the Equity Loan, together with Interest, within 30 days of its funding. Notwithstanding the foregoing, GMAC GRS shall not be obligated to grant an Equity Loan if, in the reasonable judgment of GMAC GRS, doing so will violate any law, including the provisions of the Sarbanes-Oxley Act.

(d) Unless Talecris directs otherwise, GMAC GRS shall insert its name as the buyer on the deed from Employee and shall execute a second deed to the third-party buyer, in which GMAC GRS shall be indicated as the seller (the “2-Deed Process”). Talecris understands that, based on reports from the Employee Relocation Council and from other sources, the 2-Deed Process: (i) constitutes a preferred process for documenting the fact that two separate transfers are being undertaken and for complying with local filing requirements;

and (ii) will necessitate additional expenditures, including filing and title insurance fees and the cost of the preparation of additional documents.

Section 6. Responsibility for and Maintenance of the Property

(a) Employee shall be responsible for all payments relating to taxes, utilities, insurance, mortgages, loans, encumbrances, maintenance and other charges with respect to the Property, due, to become due or based on events occurring on or before the Settlement Date (as defined in the paragraph entitled Definitions). GMAC GRS shall be responsible for all such payments due, to become due or based on events occurring after the Settlement Date. In addition, from and after the Settlement Date and until title to the Property is transferred to a third-party buyer, GMAC GRS shall:

(i)             maintain the Property, including the implementation of aesthetic and other changes in order to maintain or improve the marketability of the Property;

(ii)          arrange for and maintain in effect (A) fire and extended insurance coverage (and, if appropriate, and to the extent available, flood insurance) in an amount equal to the Appraised Value or Amended Value of the Property, which insurance shall provide for a reasonable and customary deductible (which shall, in no event, exceed $1,000, except for earthquake damage coverage for which the deductible shall not exceed ten percent (10%) of the Appraised Value or Amended Value of the Property), and (B) first dollar coverage under a comprehensive public liability policy. The premium amounts allocable to the Property, the amount of any payment pursuant to the deductible and any amounts paid in excess of policy limits shall be charged to Talecris as a Home Sale Direct Cost (as defined in the paragraph entitled Definitions).

If Employee continues to occupy the Property after the Acceptance Date, Employee shall permit GMAC GRS and its agents reasonable access to the Property for purposes of showing the Property to potential buyers.

(b) From and after the Settlement Date, GMAC GRS may elect to pay in full or in part any existing indebtedness, including mortgages, with respect to the Property.

Section 7. Resale of the Property

(a) Upon receipt by GMAC GRS of an executed Contract of Sale and other required documents, GMAC GRS shall list the Property with one or more real estate brokers selected by GMAC GRS. GMAC GRS shall have the right to accept any reasonable offer that it deems satisfactory under prevailing market conditions.

(b) GMAC GRS shall advance all costs incurred in connection with the sale of the Property, including, but not limited to, real estate brokers’ commissions, transfer taxes, recording taxes and fees, financing costs of the buyer, if required by a Sale Agreement, and other closing costs which GMAC GRS determines are necessary or customary under the circumstances.

(c) Upon GMAC GRS’ receipt of the proceeds of the sale of the Property and notification by GMAC GRS’ bank that all payments have cleared, GMAC GRS will forthwith forward the amount of the proceeds to Talecris, less all unpaid Fees, Home Sale Direct Costs and reimbursements for Equity Payments (as defined in the section entitled Definitions).

Section 8. Additional Service Fees and Other Charges

In addition to the charges set forth elsewhere in this Agreement, Talecris shall pay to GMAC GRS the following charges:

(a) Home Sale Direct Costs. All Home Sale Direct Costs (as defined in the Section entitled Definitions), in accordance with the billing procedures set forth elsewhere in this Agreement;

(b) Equity Payments. All Equity Payments (as defined in the Section entitled Definitions).

Section 9. Special Billing and Payment Procedures

In addition to the general billing and payment procedures set forth elsewhere in this Agreement:

(a) Final Bill/Accounting. Within 90 days of the sale of the Property to a third-party buyer, GMAC GRS shall submit to Talecris a final bill and a summary of the costs related to the Property, including Fees, Home Sale Direct Costs, Equity Payments and Interest (as defined in paragraph 2 of this Agreement).

(b) Adjustment Bill. Talecris recognizes that, subsequent to the final bill for services rendered with respect to the Property, additional costs may be incurred by GMAC GRS and errors, omissions and adjustments in the final bill may be discovered. In such event, or in the event any Home Sale Direct Costs are undetermined, indeterminable or omitted in previous bills, GMAC GRS shall submit to Talecris an adjustment bill reflecting any necessary adjustments. The balance due on such adjustment bill shall be promptly paid by Talecris or GMAC GRS, as the case may be.

(c) Payment Due. All GMAC GRS’ invoices shall be due and payable within the time periods set forth elsewhere in this Agreement. In the event that all or any portion of an invoice is disputed, in good faith, the undisputed portion will be due and payable as provided in this Agreement and the disputed amount will be due and payable when the dispute has been resolved, with Interest from the date that the invoice should otherwise have been paid.

(d) Advance Billing. Upon property going into Inventory, GMAC GRS may invoice Talecris for an amount equal to 10% of the Purchase Price.

(e) Referral Recovery Fee. In the event GMAC GRS has provided relocation services, but is unable to collect a standard brokerage referral fee on the destination (home purchase) and departure side (home sale), GMAC GRS will bill Talecris, and Talecris will pay, a Referral Recovery Fee (the Referral Recovery Fee will be one percent (1%) of the Contract Price on the destination and departure sides of each transaction).

(f) Cancellation Fee. In the event a file has been initiated by Talecris, and Talecris cancels such initiation, a cancellation fee of $300 shall be charged to Talecris.

Section 10. Accounting and Audit

GMAC GRS shall keep adequate records and books of account with respect to the transactions to be performed pursuant to this Agreement, with complete entries made in accordance with generally accepted accounting principles. Such records and books of account shall be maintained and made available at reasonable times, at GMAC GRS’ designated location, and upon not less than thirty (30) days prior written notice for examination and auditing by Talecris or its representatives, during the term of this Agreement, and for six (6) months subsequent to termination by either party. GMAC GRS shall continue to maintain such records for a period of seven (7) years after the date of the final invoice with respect to a transaction, after which they may be destroyed or, at Talecris’s option and expense, forwarded to Talecris.

Section 11. Effect of Termination

From and after the date notice of termination is served upon the other party, GMAC GRS shall not be obligated to make any offers to Employees or to purchase any Property of an Employee for which GMAC GRS has made an offer which has not been accepted by such Employee prior to the date that a notice of termination is served. As of the effective date of termination, GMAC GRS may, at GMAC GRS’ option, either: (a) continue to market and dispose of all Properties for which GMAC GRS has accepted a Contract of Sale (“Contracted Inventory Properties”), in which event the terms of this Agreement shall continue to apply to such Contracted Inventory Properties, or (b) transfer to Talecris such Contracted Inventory Properties, whereupon Talecris shall promptly purchase such Contracted Inventory Properties. If Talecris purchases the Contracted Inventory Properties, it shall forthwith pay to GMAC GRS the amount of any Equity Payments with respect to each Contracted Inventory Property, plus all Fees and Home Sale Direct Costs not previously paid by Talecris.

Section 12. Definitions

As used in this Agreement, the following words and phrases shall have the following meanings:

(a) Authorized Representative: An individual designated by Talecris as having authority to request that GMAC GRS provide services to an Employee pursuant to the terms of this Agreement.

(b) Home Sale Direct Costs: All costs, fees or expenses incurred or accrued by GMAC GRS, other than Fees, Equity Payments and Interest, at any time (whether during or after the term of this Agreement), and as incurred or accrued in connection with the offer to purchase and the purchase of a Property from an Employee, the carrying and maintenance of any Property prior to resale and the resale of any Property and as otherwise arising out of, or in connection with, the performance of Services under this Agreement, including but not limited to:

(i)            All costs, fees or expenses incurred or accrued by GMAC GRS prior to making an offer to purchase a Property from an Employee, including but not limited to: appraisal fees, inspection fees (including structural, termite and other pests, radon, asbestos, urea formaldehyde foam insulation and other hazardous or potentially hazardous substances), title examination costs, attorneys’ search fees, title search fees, mortgage condition report fees, abstracting or abstract continuance fees, charges for issuance of title binder, survey charges and title insurance premiums and fees.

(ii)           acquisition costs (including, but not limited to, Purchase Price and Equity Payments);

(iii)          carrying costs, such as all taxes (other than taxes based on GMAC GRS’ net income or capital), including, but not limited to, real and personal property taxes, assessments, ground rent, condominium charges, water, sewer, lighting and utility charges, routine maintenance, the interest portion of payments on mortgages and costs for maintaining insurance coverage;

(iv)          disposition costs, such as costs of deed preparation and preparation of related transfer documents, real estate brokerage commissions, fees for any escrow services, Equity processing fees, fees for obtaining tax certificates, notary fees, state, county, city and other transfer taxes, recording fees or taxes, sales tax imposed on transactions, costs associated with the obtaining of financing by the buyer and buyer incentive costs, including transfer charges, mortgage origination fees, mortgage discount points and FHA/VA or other mortgage insurance premiums; and

(v)           other costs, charges, expenses, credits, damages or losses of any kind or nature, such as, costs of repair, improvement, renovation, redecoration and remodeling, costs to repair and restore the Property in excess of condemnation awards or insurance proceeds, losses not covered by GMAC GRS’ public liability, fire and extended coverage insurance, all costs incurred for wire transfers, bank charges, flat fee for messenger, express mail or overnight delivery services, legal expenses and costs, including, without limitation, attorneys’ fees arising out of the administration of this Agreement, litigation and settlement costs, and losses and damages incurred or accrued as a result of an Employees’ breach of any covenant or condition of the Contract of Sale, or any misrepresentation, omission or failure to disclose by an Employee in connection with the sale of the Property, and any loss on sale of the Property (that is, the difference between the Appraised Value or Amended Value and the selling price to a third-party buyer).

The Home Sale Direct Costs attributable to the Property shall be reduced by any income generated by the Property during the period that the Property was in Inventory.

(c) Equity: The Purchase Price, plus reserves and impounds, if any, being held by Employee’s mortgagee, less the amount of outstanding mortgage balances, liens, encumbrances, claims, charges for repairs, other charges and monetary assessments against, or with respect to, the Property as of the Settlement Date (together, “Liens”), plus or minus the net amount of all closing adjustments and pro-rations calculated as of the Settlement Date.

(d) Equity Payments: Equity Loans, Equity Advances (defined as payments made by GMAC GRS to an Employee after the Acceptance Date, but prior to the Vacate Date, representing all or a portion of the Equity in the Employee’s Property), payments made by GMAC GRS to an Employee on the Vacate Date (or the Settlement Date, if so directed by Talecris), representing the balance of the Purchase Price, and payments made by GMAC GRS for Liens; all Equity Payments shall bear Interest from the date of payment by GMAC GRS to the date of reimbursement by Talecris.

(e) Inventory: The status of the Property, beginning on the Acceptance Date and ending on the date of the resale of the Property to a third-party buyer.

(f) Offer Period: The period commencing on the date that GMAC GRS serves on an Employee a written offer to purchase the Property and ending at midnight on the date established according to Talecris’s policy or, if no such date has been established, on the 30th calendar day after the offer is served (at which time GMAC GRS’ offer to purchase shall be considered terminated).

(g) Property: A completed one or two family dwelling (including a condominium) located in the United States of America, the U.S. Virgin Islands, Puerto Rico or Canada, owned by and constituting the principal residence of Employee (and used for no other purposes) as of the date of Initiation, complying with all applicable laws, rules and regulations relating to construction, occupancy and zoning and insurable at standard rates for typical hazards, exclusive of land or acreage in excess of a normal lot size typical for the geographic area in which the dwelling is located, but, in no event, in excess of five (5) acres, together with the items of personal property usually and customarily transferred upon the sale thereof. The term “Property” shall include a Special Property, except in those cases where the context otherwise requires.

(h) Settlement Date: The later of the Acceptance Date and the Vacate Date.

(i) Special Property: Each of the following:

(i)            a dwelling that is not the principal residence of an Employee, such as a vacation home;

(ii)           a dwelling other than a one or two-family house or condominium, such as a three or four-family house,

(iii)          a dwelling with a lot size or acreage in excess of five (5) acres or substantially exceeding the typical lot size for the area;

(iv)          a dwelling subject to one or more mortgages that cannot be prepaid in full without a penalty which exceeds the greater of: (A) one percent (1%) of the original principal amount of the loan or (B) an amount equal to six 6 months’ interest on the principal balance to be prepaid;

(v)           a dwelling, the Purchase Price of which, at Talecris’s request, is not established by the procedures set forth in this Agreement;

(vi)          a dwelling as to which GMAC GRS agrees, at Talecris’s request, to extend the time during which an Employee may accept GMAC GRS, offer;

(vii)         a dwelling as to which GMAC GRS agrees, at Talecris’s request, to permit an Employee to vacate more than 60 days after the Acceptance Date;

(viii)        a dwelling as to which: (A) GMAC GRS waives, at Talecris’s request, the requirement that an Employee assume responsibility for the costs of complying with applicable laws, rules and regulations relating to construction, occupancy arid zoning, or (B)

the listing agreement does not contain the clause specified in Section 1, above;
(ix)	a dwelling as to which GMAC GRS waives, at Talecris’s request, the requirement that an Employee assume responsibility for the costs of repairing termite damage or other structural defects;
(x)

a dwelling that is part of a relocation move involving such a volume of Employees from the same geographic area that the number of homes being placed on the market would have an adverse effect on market values and normal marketing time, as evidenced by GMAC GRS in writing;

(xi)	a dwelling that is not insurable at standard local rates for typical hazards;
(xii)

a dwelling located on or in close proximity to, or containing or which once contained, any hazardous or toxic, or potentially hazardous or toxic, substances, materials, chemicals or gases, including, but not limited to, radon, urea formaldehyde foam insulation (“UFFI”), asbestos, synthetic stucco, toxic mold, lead-base paint and chlordane or other chemicals;

(xiii)

a dwelling as to which GMAC GRS waives, at Talecris’s request, the requirement that an Employee assume responsibility for the cost of removing or remediating hazardous or toxic, or potentially hazardous or toxic, substances, materials, chemicals or gases, including, but not limited to, radon, UFFI, asbestos, synthetic stucco, toxic mold, lead-base paint and chlordane or other chemicals;

(xiv)	a dwelling not qualifying for financing generally available locally;
(xv)	vacant land or a partially completed dwelling;
(xvi)	a dwelling without a current occupancy permit (where required by law) or proper permits for additions and/or improvements;
(xvii)	a dwelling zoned or used, in whole or in part, for non-residential purposes;
(xviii)	a dwelling located outside the United States, the U.S. Virgin Islands, Puerto Rico and Canada;
(xvix)	a mobile home;
(xx)	a cooperative apartment;
(xxi)	a dwelling, the Appraised Value of which equals or exceeds one million ($1,000,000) dollars or is less than seventy-five thousand ($75,000) dollars;
(xxii)

any dwelling, which in the opinion of GMAC GRS is not capable of being disposed of in the ordinary course of GMAC GRS providing its relocation services (for example, including but not by way of limitation, a dwelling which has been listed for more than ninety (90) days before initiation);

(xxiii)	a dwelling where it is determined by GMAC GRS that the employee failed to disclose a factor relating to the condition or marketability of the dwelling;
(xxiv)	any other dwelling not covered by the definition of Property, above, with respect to which GMAC GRS agrees to provide Services pursuant to the terms of this Agreement.

SCHEDULE 2

UNLIMITED POSTAGE/COURIER/WIRE FUNDING SERVICES

1. Overnight Delivery, Postage and Handling Fees:

(a) Homeowners	$75.00 per file

(b) Full service Rental:	$50.00 per file

(C) International	$80.00 per file

EXHIBIT A

DESCRIPTION OF GLOBAL RELOCATION SERVICES AND PRICING

This document includes confidential proprietary information and is to be distributed solely on a need-to-know basis within Talecris. Terms, conditions and pricing of this document are good for ninety (90) days. Pricing is conditional on GMAC Global Relocation Services (GMAC GRS) placing all referrals through our supplier network inclusive of but not limited to brokers, household goods carriers, closing network (home sale and home purchase, where allowed by local custom), appraisers, inspectors, home warranty companies, visa and immigration providers, destination service providers, language and cross-cultural providers, and temporary housing providers.

Our fees, as proposed in the service descriptions, are offered based on the delegation and scope of responsibilities as detailed in the following program administration matrices and the information provided by Talecris as to the volume and mix of activity. GMAC GRS will monitor actual volume, mix and scope on a regular basis and fees will be adjusted as warranted and reasonable if significant deviation from these assumptions occurs.

Domestic Annual Volume/Mix Assumptions:

•      97 with buyer value option home sale assistance

•      $246,000 average home sale value

•      $246,000 average home purchase value

•      50% referral fee capture rate for home sale

•      50% referral fee capture rate for home purchase

•      67% amended value rate

•      47 with renter assistance

•      10 with temporary assignment assistance

•      10 with commuter assignment assistance

Talecris will have the following language in their relocation policies:

“All homeowner transferees must contact their GMAC GRS Consultant prior to listing with a broker. The GMAC GRS Consultant will be responsible for placing the listing with the transferee’s selected broker both on the sale of the departure home and for placing the referral to the broker for the home finding in the destination location”

Additional Terms:

•      GMAC GRS will provide funds at the interest rate of prime

•      GMAC GRS is willing to risk $100,000 against a mutually agreed set of key performance indicators to be co-developed with Talecris which may include, but are not limited to, customer satisfaction, client satisfaction, financial management and the accuracy and timeliness of billing and reporting.

•      Policy Development, Benchmarking, and Consulting will be billed separately based on scope of service

•      GMAC GRS will not charge an additional fee for the implementation process however all third party expenses associated with implementation (travel and accommodation) will be billed at cost.

•      GMAC GRS will provide a $50,000 credit to Talecris to mitigate costs incurred by Talecris during the transition and implementation of services from the incumbent provider(s) to GMAC GRS. Talecris agrees, however, that it will refund the full Transition Fee to GMAC GRS should this Agreement be terminated by Talecris (except due to a material default by GMAC GRS) within eighteen (18) months following the Effective Date.

•      GMAC GRS will charge a $350 per file audit fee for any files audited and/or reviewed in the transition process from your current relocation provider to GMAC GRS.

•      Value Added tax (VAT) or other customer services taxes are excluded from these fees and will be billed separately.

U.S. Domestic Service Description and Fees

Services	Fees (Direct costs not included**)
Full Domestic Relocation Support: Full coordination, counseling, and administration of contracted relocation services. GMAC GRS will oversee all aspects of service delivery including:	Included in Home Sale Assistance/Renter Assistance/Lump Sum Administration Fees as listed

Employee Policy Counseling: A dedicated Consultant is the single point of coordination throughout the relocation process and will counsel the transferee on eligible policy benefits and make recommendations to ease the transition process.

Included in Home Sale Assistance/Renter Assistance/Lump Sum Administration Fees as listed

Expense Management: Auditing of invoices, processing of expense reports, management of various benefit programs, reporting, and data entry to Gross-Up software. Includes tracking actual cost performance, monitoring trends and exceptions to assist with identifying and making recommendations on policy enhancements.

Included in Home Sale Assistance/Renter Assistance/Lump Sum Administration Fees as listed

Home Sale Assistance: Marketing Assistance Program (MAP) - GMAC GRS helps the transferee secure an employee-generated sale through broker recommendations, Broker Market Analyses reviews, broker selection, strategic listing/marketing advice, and assistance with contract negotiation.

$0* * Assumes the collection of real estate referral fees on the departure side of the transaction or a Referral Recovery Fee of 1% of the contract price will be billed in lieu

Home Sale Assistance: Marketing Assistance Program/Buyer Value Option -GMAC GRS helps the transferee secure an employee-generated sale through broker recommendations,. Broker Market Analyses reviews, broker selection, strategic listing/ marketing advice, and assistance with contract negotiation, plus BVO acquisition and closing services.

$0* * Assumes the collection of real estate referral fees on the departure side of the transaction or a Referral Recovery Fee of 1% of the contract price will be billed in lieu

Home Sale Assistance: Marketing Assistance Program/Guaranteed Buyout Option - GMAC GRS helps the transferee secure an employee-generated sale through broker recommendations, Broker Market Analyses reviews, broker selection, strategic listing/ marketing advice, appraisal selection and review, inspection review and assistance with contract negotiation plus GBO acquisition and closing services.

$0* * Assumes the collection of real estate referral fees on the departure side of the transaction or a Referral Recovery Fee of 1% of the contract price will be billed in lieu

Rental Assistance: Area orientation and assistance in locating suitable rental properties at the destination. Area tours available at additional cost. Assistance provided to the transferee in negotiating the lease termination on the departure side.	$350

U.S. Domestic Service Description and Fees

Services	Fees (Direct costs not included**)
Property Management Referrals: Refer transferee to Property Management Suppliers. Transferee contracts directly with Supplier.	Included in Home Sale Assistance Fee as listed

Home Purchase Assistance: Assist the transferee with locating a suitable home that meets their lifestyle, budget and special needs. Services include broker selection, coordination of area tours, assistance with contract negotiation, and closing support.

$0 * Assumes the collection of real estate referral fees on the destination side of the transaction or a Referral Recovery Fee of 1% of the contract price will be billed in lieu

Household Goods Move Management - Carrier selection, coordination of all shipment services, audit of invoices, claims resolution, storage in transit.

62% discount, including a $100,000 valuation insurance cover at no additional cost, from 400N Tariff frozen as of 1/1/2005 per GMAC GRS contract with carriers. Which is the equivalent of a 66% discount off of the current 400N Tariff.

Included in Home Sale Assistance/Renter Assistance Fees as listed

Temporary Living Assistance: Coordination of interim housing arrangement via temporary living vendors. Services include needs assessment, temporary living provider selection, property showings via email and lease review.

Included in Home Sale Assistance/Renter Assistance Fees as listed

Spouse Career and Family Assistance: Coordination of career counseling inclusive of identifying employment opportunities, preparing for the interview, and remove writing. Lifestyle assistance is designated to identify the resources for a successful relocation to the new area.

Included in Home Sale Assistance/Renter Assistance Fees as listed

Mortgage Assistance: Assistance in obtaining a mortgage at the destination location. Services include pre-qualification, loan application and approval, best rate shopping, and Direct Billing “wire transfer” for closing costs all via GMAC’s corporate relocation mortgage team with 1-800 accessibility anywhere in the US.

Included in Home Sale Assistance Fee as listed

Temporary Assignment (US Domestic): Coordination of interim housing arrangements via temporary living vendors. Services include needs assessment, temporary living provider selection, property showings via email and lease review. Auditing of invoices, processing of expense reports, reporting and data entry to Gross-Up software.

$350 at Initiation and $75 per month during assignment.

Commuter Assignment (US Domestic): Coordination of interim housing arrangements via temporary living vendors. Services include needs assessment, temporary living provider selection, property showings via email and lease review. Auditing of invoices, processing of expense reports, reporting, and data entry to Gross-Up software.

$995 at Initiation and $150 per month during assignment

Global Relocation Services and Fees

Services	Fees (Direct costs not included**)
Program Administration Initiation Fee (mandatory upon initiation of file): Full coordination, counseling, and administration of contracted relocation services. GMAC GRS will oversee all aspects of service delivery including: • Liaison for Talecris’ management by being single point of coordination for assignee and vendors/suppliers • Prepare Letter of Assignment • Conduct assignee policy briefing • Determine appropriate support services and coordinate vendor/supplier as necessary • Payroll Transfer Notification • Tax compliance coordination with Talecris’ selected Tax Provider	$1945

Preparation of Cost Estimates/Cost Projections (Optional):

•      Receive authorization from Talecris to prepare an assignment cost projection.

•      Prepare cost projection based on information as provided by Talecris and Talecris policy.

•      Review and deliver cost projection to the Talecris. meeting the required turn around time as stated in SLA.

•      Revisions to be made as necessary.

•      Response to queries by Talecris users of the cost projection

$575 per cost estimate (with tax) per new assignee; includes 2 revision; any subsequent revision will incur $100 additional fee

Balance Sheet Preparation and Coordination of Payroll Process (Optional):

•      Upon receipt of authorization and pertinent HR information from Talecris, prepare the initial balance sheet which would include assignment allowances and benefits per assignment policy such as Cost of Living, Housing, Household Goods Shipment, etc.

•      Upon Talecris approval of the balance sheet, we will coordinate with respective payroll locations both home and host to implement payroll for delivery. Include on going coordination with payroll globally, transmission of balance sheets for payroll on Talecris’ payroll cycles.

•      We will control and manage recurring payroll all throughout assignment period; manage changes and or updates to balance sheet as necessary per Talecris policy. This includes updates to COLA tables and coordination of table updates with 3rd party table provider.

•      Post payroll, we must receive either a pay register, pay advice, or flat file from Talecris in order to review and validate payroll and confirm payments per balance sheet. This step is especially critical it GMAC GRS is responsible for Year-End compensation accumulation.

$135 per assignee per month beginning at initiation and ending at the financial closure of the file, (including take-over files)

Global Relocation Services and Fees

Services	Fees (Direct costs not included**)

Year-End Compensation Accumulation (Optional):

•      Gather and track non-payroll expenses paid in home and host locations. Communicating with home/host Talecris contacts to obtain the non-payroll expenses on a quarterly basis. A worksheet will be sent out to all payroll locations to be completed as agreed upon during implementation to aid in compiling all compensation data for storing and tracking in our system.

•      Review non-payroll expenses to determine taxability for inclusion in the assignees’ year end wages.

•      Provide taxable information to Talecris payroll for inclusion in company prepared payroll filings as required. Calculate applicable gross ups as necessary.

•      Prepare home and/or host country year end compensation summaries and supply to the tax service provider for income tax preparation.

$585 per assignee who is active at any point in the year

Area Orientation/Look-See Trip: Coordination of pre-assignment support to assist assignee in determining if they will accept the assignment. Services customized to Talecris’s policy and include host country vendor/supplier coordination, discussion and overview of host location, area tour to view neighborhoods, schools, shopping areas, leisure and medical facilities, and guidance with housing availability	$375

Ongoing International Assignment Support and Expense Management

•      Liaison for Talecris’ management by being single point of coordination for assignee and vendors/suppliers

•      Determine appropriate support services and coordinate vendor/supplier as necessary

•      Calculation of lump sums

•      Processing and payment of assignment expenses

•      Processing and payment of allowances

•      Processing and payment of all vendor/supplier invoices

•      Audit of expenses to policy

•      Online expense submission/reporting/tracking

•      Consolidated billing

•      Tenancy Management

•      Tracking of assignment, expenses and financials through GMAC GRS’ unique International Assignment Services software

•      GMAC GRS’ Support Line and Global Support Network during off hours

$175 per month beginning at initiation and ending at the financial closure of the file. (including take-over files)

Global Relocation Services and Fees

Services	Fees (Direct costs not included**)
Temporary Housing: Coordination of the identification and securing of short-term, furnished accommodations consisting of apartments and hotels offering kitchen facilities, furniture, house wares, linens, utilities and local phone service at both home and host locations as applicable.	$225

Home Finding & Settling-In Services: Full coordination of on-the-ground personal support with a preferred local in-country destination services provider to assist families with securing suitable housing and becoming acclimated to the new country and culture. Services include:

•      Talecris confirmation of housing allowance, lease requirements and other housing-related information

•      Consultation with assignee regarding housing expectations, schooling needs, and special needs

•      Vendor/Supplier management

•      Home finding, school search and area tour

•      On the ground accompanied property viewings

•      Lease negotiation and signing support

•      Preparation of documentation (letters of guarantee and indemnity, references, etc)

•      Inventory check-in report

•      Utility book-up

•      School registration support

•      Move-in day assistance

•      Assistance with local registration and government residency requirements

•      Guidance on buying/leasing an automobile, registration and insurance

•      Guidance on opening bank accounts

•      Explanation of healthcare system and names of language-specific physicians and hospitals

$885

Global Relocation Services and Fees

Services	Fees (Direct costs not included**)

Departure Services at Repatriation: Coordination of services at the end of assignment. Services include:

•      Vendor/Supplier selection and management

•      Advisory meeting with assignee and family to discuss departure needs

•      Notifications to landlord, schools, local authorities, etc of departure timeline

•      Coordination of lease cancellation

•      Checkout inspections

•      Utility disconnects

•      Account closures

•      Coordination of automobile sale or lease cancellation

•      Transportation coordination via Talecris’ preferred service provider (flight arrangements and local transportation)

•      Coordination of deposit refunds

$535

Intercultural Training Program: Coordinate customized program aimed to identify and measure culturally influenced behaviors. Individuals learn to adapt to unfamiliar cultures, thus creating a blueprint for managing life and work in a new environment. Intercultural Training Program (Repatriation): Coordinate customized programs designed to discuss how to prepare for re-entry, the transition to “home,” social and business issues surrounding repatriation and the role that culture plays in the readjustment process.	$285

Language Training Coordination	$235

Visa/Work Permit Processing Coordination: Direct interface with immigration firm and full coordination of all required documentation to secure visas, passports and work permits.	$325

Household Goods Move Management: Carrier selection, coordination of all services, audit of invoices, claims resolution, storage in transit	$0 if GMAC GRS suppliers used otherwise $300 administration fee charged.

Property Management Referrals: Refer assignee to Property Management Suppliers. Assignee contracts directly with Supplier.	Price varies by country. More information regarding scope required

Spouse Career and Family Assistance: Coordination of career counseling program inclusive of employment opportunities, job search, preparing for the interview, and resume writing.	$185

Expatriate Mortgage Assistance (Inbound U.S.)	$0

GMAC Credit Card (Inbound US)	$0

Vehicle Acquisitions Assitance (Inbound U.S.)	$0

** “Direct Costs” means all third-party costs and fees of any nature incurred in connection with the provision of services to transferees/assignees, including those associated with direct home marketing and settlement, new home closings, household goods/pets/auto transportation, hotels and rental units, security deposits, home search, temporary living, final move, travel, rental car, spouse career assistance, inter-cultural training, educational assistance, language training, visa assistance, relocation agents, bank charges, flat postage fees, home leave, allowances and vendor payments, property management, property disposal, and destination service provider costs and as applicable, the Home Sale Direct Costs.

EXHIBIT B

SERVICE LEVEL AGREEMENT

As stated in Exhibit A hereof, “GMAC GRS is willing to risk $100,000 against a mutually agreed set of key performance indicators to be co-developed with Talecris which may include, but are not limited to, customer satisfaction, client satisfaction, financial management and the accuracy and timeliness of billing and reporting.”

The parties acknowledge and agree that the Service Level Agreement (“SLA”) remains subject to discussion as of the Effective Date; however, the parties anticipate negotiating and completing the SLA, and incorporating it herein by amendment, within six (6) months after the Effective Date.

EXHIBIT C

CONTRACT OF SALE

This Agreement (this “Agreement”), effective as of the Effective Date (as defined in Section 4 below), is made by and between GMAC Global Relocation Services, LLC (“GMAC GRS”), a Delaware Corporation with an office at 2021 Spring Road, Suite 300, Oak Brook, IL 60523 and «E_first_name» and «Spouse_first_name» «E_last_name» at «Property_address», «Property_city», «Property_state» «Property_zip» (collectively “Seller”).

WHEREAS, Seller is being transferred by his/her employer («Client_Talecris_name») (the “Client”); and being assisted in the transfer by GMAC GRS.

WHEREAS Seller wishes to sell to GMAC GRS and GMAC GRS wishes to purchase from Seller all of the Seller’s right, title and interest in and to the real property known as «Property_address», «Property_city», «Property_state» «Property_zip» (the “Premises”).

NOW, THEREFORE, in consideration of the provisions set forth in this Agreement, the parties agree as follows:

1.             PROPERTY BEING SOLD

GMAC GRS agrees to purchase from Seller, and Seller agrees to sell to GMAC GRS, the Premises, which may be more fully described in the legal description annexed to this Agreement as Schedule A , and all items of personal property that are affixed to the Premises (“Affixed Personal Property”), including, but not limited to: built-in kitchen appliances, including refrigerator, range, oven, microwave, dishwasher, disposal and trash compactor; landscaping; fences; swimming pool, venetian blinds; draperies; curtain rods; storm windows and doors; combination windows and doors; fireplace doors and equipment; garage door openers (including remotes); burglar and fire alarm systems and components; attached shelving and mirrors; television antenna, electrical fixtures; plumbing fixtures; heating and air conditioning systems and units; lighting fixtures; carpeting attached to floors (e.g., wall-to-wall); and the specific additional items, if any, listed on the attached Schedule C.

Seller represents and warrants that no items of Affixed Personal Property are leased by Seller and that all such items are free and clear of all liens, security interests and encumbrances.

Any items of Affixed Personal Property that are excluded from the sale are listed in attached Schedule B (Items not Included in Sale).

The Premises and all Affixed Personal Property included in the sale are sometimes hereinafter referred to, collectively, as the “Property”.

2.             PURCHASE PRICE

The purchase price (the “Purchase Price”) is $                   .

3.      ACCEPTANCE PERIOD

In order to accept GMAC GRS’ offer to purchase the Property as set forth in this Agreement, this Agreement must be executed by Seller and transmitted to and received by GMAC GRS (except as otherwise provided in this Agreement) not later than «Offer_expires_date».

4.      EFFECTIVE DATE

This Agreement becomes effective on the date it is signed by GMAC GRS (the “Effective Date”).  This Agreement shall not be binding upon GMAC GRS until it has been executed by GMAC GRS. If the Client’s relocation program so provides, after GMAC GRS signs this Agreement, GMAC GRS, through its agents, may show the Property to prospective purchasers upon reasonable notice and at reasonable hours, including weekends, while Seller remains in possession.

5.      VACATE DATE

Seller shall vacate and deliver possession of the Premises to GMAC GRS within        days after the Effective Date.  The date Seller vacates the Premises shall be referred to as the “Vacate Date”.  On the Vacate Date and the Effective Date, the Premises shall be in substantially the same condition as on the date that it was appraised (if an appraisal of the Premises was secured by GMAC GRS), reasonable wear and tear expected, and all systems, fixtures, and included Affixed Personal Property shall be in working order.

Seller shall be responsible for the payment of all mortgage or other loan payments, real property taxes, special assessments and owners association dues, ground and sewer rents, fees, utility and maintenance charges and insurance premiums until the Vacate Date or the Effective Date, whichever is later, at which time GMAC GRS shall become responsible therefor.

6.      TRANSFER OF TITLE

Seller agrees upon request by GMAC GRS to convey to GMAC GRS or any other person designated by GMAC GRS good and marketable title to the Premises by a deed with general warranties of title, on which, at the option of GMAC GRS, either the name of the grantee is left blank or the name of GMAC GRS is inserted, in form approved by GMAC GRS and consistent with the local custom in the area in which the Premises are located.  The deed to the Premises shall be executed by Seller and all other persons in title and delivered to GMAC GRS or GMAC GRS’ closing agent.

7.      EQUITY LOAN AND ADVANCES

If an equity loan, equity advance or similar payment is requested by Seller prior to the Vacate Date, GMAC GRS shall advance such portion of Sellers’s equity in the Premises or other funds as designated in the Client’s relocation program.  Prior to advancing such funds, GMAC GRS shall have received a promissory note in the form requested by GMAC GRS, executed by the Seller.  Any amount so advanced will be deducted from the Final Equity Payment (as hereafter defined).  Once the Final Equity Payment is made, the promissory note will be cancelled.

8.      ESCROWS AND IMPOUNDS

If escrows, impounds or deposits (“Escrows”) are credited to Seller in the calculation of an equity payment, Seller shall transfer and assign to GMAC GRS or any other person designated by GMAC GRS all of Seller’s rights to any Escrows held by any financial institution or person in connection with any mortgage, loan, encumbrance or other charge on the Premises.  Seller shall execute and deliver such documents in such form, as GMAC GRS’ shall require effecting such assignment and transfer.  If, notwithstanding such assignment and transfer, Escrows are paid to Seller, Seller shall immediately so inform GMAC GRS and forward the Escrows to GMAC GRS.

9.      TITLE SEARCH AND TITLE DEFECTS

GMAC GRS shall obtain a title search and cause the Premises to be surveyed, if deemed necessary by GMAC GRS. GMAC GRS shall give notice to Seller, in writing, specifying any defects in the title.  Seller agrees to be bound by the opinion of counsel or a certificate of a title Talecris selected by GMAC GRS as to what constitutes a defect in title. GMAC GRS agrees to take title subject to the following (“Permitted Encumbrances”):

a.       Existing covenants, conditions, restrictions, easements, rights of way and zoning ordinances, provided that they are of the type customarily found on residential property in the community in which the Premises are located, do not prohibit the structures located on the Premises, do not preclude the continued use of the Premises for the purpose to which the Premises are then being put and do not render title to the Premises unmarketable or uninsurable.

b.      Non-delinquent mortgages, taxes or assessments, the amounts of which, that constitute a lien on the Premises in the aggregate, are not in excess of the Purchase Price.

c.       If Client’s relocation policy permits, tenancies of which GMAC GRS has been notified, in writing, and which are terminable on not more than thirty (30) days written notice.  In the event GMAC GRS takes title subject to a tenancy, the Seller shall pay over to GMAC GRS any Escrows that had been posted with Seller.

Upon notification to Seller by GMAC GRS of any defect in title to the Premises, Seller shall have thirty (30) days within which to clear the defect. If the defect is not cleared to GMAC GRS satisfaction within such thirty day period, Seller shall immediately repay to GMAC GRS any sums paid to, for the benefit of, or on behalf of, Seller, where upon this Agreement shall terminate.

10.    SELLER’S REPRESENTATIONS AND WARRANTIES

Seller covenants, represents and warrants that:

a.       Neither the execution of this Agreement nor the performance by Seller of Seller’s obligations under this Agreement, nor the conveyance of title nor the present use of the Premises is subject to the approval of a third party and none of the foregoing is or will be in violation of any law, or regulation or of instrument affecting the Premises;

b.      The Premises is in full compliance with all applicable laws, including environmental laws, and neither Seller nor any agent of Seller has received any notice issued by any governmental authority of a violation with respect to or affecting the Premises;

c.       Seller has no knowledge of any actual or contemplated condemnation, urban renewal or eminent domain or similar proceeding, or of any assessment or levy affecting the Premises;

d.      Seller has disclosed to GMAC GRS all information regarding the physical condition of the Premises of which Seller has knowledge and Seller has not misstated or omitted any material fact with regard to any condition affecting the Premises that, if known, would affect the value of, or title to, the Premises;

e.       All mechanical systems, including the plumbing, heating, air conditioning and electrical systems, and the appliances and other Affixed Personal Property included in this sale are in working order, the roof does not leak and the basement does not leak.  There are no cracks in the foundation. To the best of Seller’s knowledge, there is no urea formaldehyde foam insulation, asbestos, radon gas or other potentially hazardous substance in, under or on the Premises;

f.       The structures on the Premises, including wells and septic or sewer systems, comply with applicable codes and work properly.  An adequate amount of water, safe and suitable for drinking, is supplied to the Premises;

g.      The Premises are free from infestation by or damage from termites, dry rot, fungi and other wood destroying pests and organisms;

h.      Seller and Seller’s heirs, executors, administrators and assigns have executed, or promptly upon request of GMAC GRS shall execute, any deed, affidavit, agreement or other document prepared by GMAC GRS or its agents as shall, in the judgment of GMAC GRS, be necessary or desirable to carry out the intent of this Agreement;

i.        The Premises are insurable at standard rates;

j.        Seller shall procure any additional assurance of title and will provide such further information and documentation as is deemed necessary by GMAC GRS or its title insurance agent;

k.       Seller shall provide GMAC GRS with a current certificate of occupancy, Board of Fire Underwriters certificate and other documents required by local regulation, custom or practice with respect to the occupancy or use of the Premises;

l.        After executing this Agreement, Seller will not permit to exist any lien or encumbrance against the Premises, other than the Permitted Encumbrances;

m.      As between Seller and GMAC GRS, Seller warrants that the Premises contain no defects which were not disclosed, in writing, by Seller to GMAC GRS. This paragraph is not intended, and shall not be construed, to bestow any rights upon a third-party buyer or any other third-party;

n.      To the best of Seller’s knowledge: (i) Seller holds fee simple title to the Premises and has the right to convey the Premises, and (ii) title to the Premises is free and clear of all encumbrances, except for those Permitted Encumbrances disclosed by the title search obtained by GMAC GRS (“Known Permitted Encumbrances”). Seller will warrant and defend the title to the Premises (except for the Known Permitted Encumbrances) against the claims of all persons claiming by or through Seller.

All of the foregoing covenants, representations, and warranties are true as of the Effective Date and as of the Vacate Dale. All of the foregoing covenants shall survive the Vacate Date.

11.    REPAIRS

In the event that GMAC GRS wishes to conduct (or to cause to be conducted on its behalf) one or more inspections, investigations or surveys of the Property, Seller shall provide access to the Property for such purposes at all reasonable times, and shall otherwise cooperate with GMAC GRS in completing the same. In the event GMAC GRS determines that the Property is in need of repair or correction, Seller shall have the option of making such repairs or corrections, at Seller’s expense, or allowing GMAC GRS to make said repairs or corrections, in which event the costs incurred by GMAC GRS shall be deducted from Seller’s Final Equity Payment.  If Seller makes such repairs or corrections, Seller will pay all associated costs and expenses when due.  Seller warrants that no lien for the cost of such work will be filed against the Premises.

12.    BROKER’S COMMISSION

No real estate brokers’ commission will be payable by Seller or GMAC GRS in connection with, or as a result of, the sale of purchase of the Premises pursuant to this Agreement.  In the event that Seller has entered into an agreement with a real estate broker regarding the Premises, Seller warrants that all rights under any such brokerage agreement were terminated prior to Seller’s execution of this Agreement.

13.    INSURANCE

Seller shall keep the Property insured against damage and bear all responsibility for damage until the later of the Vacate Date or the Effective Date, after which GMAC GRS is required to either:

a.       Continue the existing insurance policies, subject to the insurer’s approval, in which event the premium paid by Seller shall be prorated in accordance with the provisions of this Agreement; or

b.      Replace any existing insurance policies in which event, it shall be Seller’s responsibility to cancel any existing insurance policy, in order to obtain any refund of a portion of the premium.

14.    EXISTING MORTGAGES

a.       Consistent with the Client’s relocation program, GMAC GRS may elect to continue making payments under any existing mortgages, loans or encumbrances or other charges on the Premise. In the event of such continuance, and subject to any applicable additional provisions of the Agreement, GMAC GRS will make or Cause to be made all payments coming due after the later of the Vacate Date and the Effective Date with respect to such mortgages, loans, encumbrances or other charges. Such payments shall not affect the computation of the Final Equity Payment set forth in paragraph 16.

b.      Seller shall not pay off any existing mortgage, loan, encumbrance or other charge without GMAC GRS’ prior consent. If Seller pays off any such mortgage, loan, encumbrance or other charge, an appropriate adjustment will be made to any equity payments.

15.    TERMINATION OF GMAC GRS’ OBLIGATIONS

GMAC GRS shall have no obligation to sign this Agreement or to purchase the Property, if:

a.       Seller’s employment with the Client has terminated;

b.      The relocation agreement between the Client and GMAC GRS has terminated;

c.       This Agreement has terminated in accordance with its terms;

d.      Seller has failed to fulfill all of its obligations hereunder; or

e.       The Client has directed GMAC GRS not to sign this Agreement or not to purchase the Premises.

Upon GMAC GRS giving notice to Seller of the occurrence of any of the above conditions, this Agreement shall terminate and Seller shall promptly return to GMAC GRS any equity or other payments made by GMAC GRS to Seller.

16.    FINAL EQUITY PAYMENT

a.       Seller’s Final Equity Payment (as defined below)) will be paid on or shortly after the later of the Vacate Date and the Effective Date provided Seller has:

i.       Signed and returned this Agreement without changes;

ii.      Executed and delivered a deed (as described in paragraph 6), and such other documents as (A) are customarily required by a Seller to transfer title in the area where the Premises are located and (B) GMAC GRS may reasonably require pursuant to Client’s relocation program. All such documents will be prepared and provided to Seller by GMAC GRS or its authorized representative.

If Seller has not given GMAC GRS at least fifteen (15) days notice of the Vacate Date, payment of Seller’s Final Equity Payment will be made as soon as practicable after the Vacate Date.

b.      The final amount payable to Seller for Seller’s equity or interest in the Property (“Final Equity Payment”) shall be computed, as of the later of the Effective Date and the Vacate Date, by deducting from or adding to the Purchase Price all adjustments which are required under this Agreement, including, without limitation, the following:

i.        The principal balance of all mortgages or loans secured by the Premises, all equity loans or equity advances made pursuant to this Agreement, and all other liens, claims, encumbrances and other charges against the Premises shall be deducted from the Purchase Price;

ii.       The net amount of all closing adjustments and pro-rations, determined in a manner consistent with local custom in the area in which the Premises is located, including mortgage or other loan interest, real property taxes, special assessments and owner’s association dues, ground and sewer rents, fees, utility and maintenance charges and insurance premiums and any escrow or impounded funds shall be added to or deducted from the Purchase Price, as appropriate;

iii.      Any amounts payable by Seller in connection with his occupancy of the Premises, which shall be computed at the rate of one percent (1%) of the Purchase Price per month for each month or part of a month that Seller remains in he Premises after sixty (60) days after the Effective Date, shall be deducted from the Purchase Price;

iv.     Estimated costs to be incurred by GMAC GRS to place the Premises in the condition warranted by Seller, including the cost of required termite and other pest control treatment and other repairs, shall be deducted from the Purchase Price;

v.      Escrows referred to in paragraph 9 (c) together with any interest thereon (to the extent to previously transferred from Seller to GMAC GRS) shall be deducted from the Purchase Price;

vi.     Any other adjustments required pursuant to the terms of this Agreement shall be added to or deducted from the Purchase Price, as appropriate.

If the Final Equity Payment calculation results in a negative amount, Seller will pay the deficiency within to GMAC GRS within ten (10) days of receiving notice of the deficiency, with the deficiency amount to be adjusted on a pro-rata basis until the payment is received.  If payment is not made within ten (10) days, GMAC GRS, in addition to other remedies, may rescind the offer represented by this Agreement and/or terminate this Agreement.

17.    FINANCIAL ADJUSTMENTS

If any information Seller have supplied to GMAC GRS, the appraisers or any other person performing services in connection with this Agreement is incorrect or if any of the Seller’s representations or warranties is inaccurate or if an error is made in computing equity or adjustments (as a result of erroneous information or otherwise) Seller and GMAC GRS agree to make any financial adjustment necessary to reflect the intent of this Agreement and to promptly pay to the other party any amount determined to be due.

18.    ASSIGNMENT

Neither Seller nor Seller’s legal successors or assignees shall assign or encumber this Agreement without the prior written consent of GMAC GRS in each instance. Any such assignment or encumbrance or any attempted assignment or encumbrance shall be ineffective as to GMAC GRS. This prohibition against assignment shall not apply to GMAC GRS, which expressly retains the right to assign this Agreement.

19.    RECORDING

Neither Seller nor Seller’s legal successors, assigns or agents shall record or cause to be recorded this Agreement or a copy thereof or any statement, paper or affidavit in any way referring hereto.  This prohibition shall not apply to GMAC GRS, which expressly retains the right to record.

20.    GENDER

As used in this Agreement, the masculine, feminine and neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. Each of the persons herein collectively referred to as the Seller designates the other as his or her agent to receive notices and give receipts for payment made hereunder.

21.    NO WAIVER

The failure of GMAC GRS to seek redress for violation of, or to insist upon the strict performance of, any term, convenant, condition or provision of this Agreement, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.

22.    REMEDIES

In addition to all other rights and remedies at law or in equity, including rights and remedies of GMAC GRS under this Agreement, GMAC GRS shall have the option to rescind this Agreement and recover all payments made pursuant hereto, plus interest at the maximum rate permitted by law, if possession of the Premises and the deed conveying title thereto are not delivered to GMAC GRS by the date here in above provided, or if Seller shall otherwise breach this Agreement. Seller shall be liable for costs and expenses incurred in enforcing GMAC GRS’ rights hereunder, including, but not limited to, reasonable attorneys’ fees.

23.    CONSTRUCTION

The language in all parts of this Agreement shall be construed according to its normal and usual meaning and not strictly for or against either Seller or GMAC GRS. The captions are included for convenience only and shall not be interpreted to affect the substance of this Agreement.

24.    ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties, and recites the entire consideration given and accepted by the parties. Any agreement hereinafter made shall be ineffective to change, modify, waive or discharge this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, waiver or discharge is sought.

Time is of the essence of this Agreement.

26.       SUCCESSOR AND ASSIGNS

Except as otherwise provided herein, the terms, covenants and conditions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, and assigns of the respective parties hereto.

27.       SURVIVAL OF WARRANTIES

All warranties, covenants and other obligations contained in this Agreement shall survive delivery of the deed.

28.       GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the internal laws of the state in which the Premises are located.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year shown next to their respective signatures.

SELLER

SELLER

DATE

PLACE

GMAC GLOBAL RELOCATION SERVICES, LLC. (GMAC GRS)

DATE

PLACE

Schedule A

Legal Discription:

Lot Block,      According to plat book    Page    of the           County Public Records, In the State of              .

Commonly Known as: «Property_address», «Property_City», «Property_State» «Property_Zip»

Schedule B

Items not included in Sale.

Schedule C

Items not included in Sale.

U.S. Domestic Program Administration Matrix